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                  [LETTERHEAD OF O'MELVENY & MYERS LLP]


                                                                    Exhibit 8.1

November 12, 1999

Western Properties Trust
2200 Powell Street, Suite 600
Emeryville, CA  94608

                  RE:      CERTAIN FEDERAL INCOME TAX MATTERS

Ladies and Gentlemen:

         This opinion is delivered in our capacity as counsel to Western Properties Trust f/k/a Western Investment Real Estate Trust, a California unincorporated business association organized as a California trust (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") to be filed on or around the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of 1,432,364 shares (the "Redemption Shares") of the Company's sole class of Common Shares of Beneficial Interest, without par value ("Common Shares"). The Redemption Shares may be issued by the Company if and to the extent that certain holders (the "Unitholders") of units of limited partnership interests ("Units") in Western/Kienow, L.P. (the "DownREIT Partnership") tender their Units to the DownREIT Partnership for redemption and, pursuant to the terms of the DownREIT Partnership (as hereinafter defined), requires the Company to acquire such tendered Units for Redemption Shares. You have requested our opinion regarding certain U.S. Federal income tax matters in connection with such filing. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Registration Statement.

         In giving the opinions set forth herein, we have examined the following: (i) the Company's Amended and Restated Declaration of Trust, as amended, restated and supplemented; (ii) the Agreement of Limited Partnership, of the DownREIT Partnership dated October 30, 1998 (the "DownREIT Partnership Agreement"), in which the Company is a general partner;
(iii) that certain Officer's Certificate (the "Officer's Certificate") dated November 12, 1999 from Dennis D. Ryan as Chief Financial Officer of the Company; and (iv) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

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Western Properties Trust, November 12, 1999 - Page 2

         In connection with the opinions rendered below, we have assumed, with your consent, that:

         1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended except as is set forth above;

         2. during its taxable years ended December 31, 1995, 1996, 1997 and 1998, the Company has operated, and during its subsequent taxable years shall continue to operate, in such a manner that shall make the representations contained in the Officer's Certificate, true for such years;

         3. the Company shall not make any amendments to its organizational documents or the DownREIT Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and

         4. no action shall be taken by the Company, the DownREIT Partnership or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

         In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate and we have no reason to believe such reliance is not reasonable. For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Registration Statement. Consequently, we have relied on the Company's representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

         Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Registration Statement under the caption "Federal Income Tax
Considerations" (which is incorporated herein by reference), we are of the opinion that:

                  (a) the Company's organization and method of operation shall enable it to continue to qualify to be taxed as a REIT pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its current taxable year ending December 31, 1999 and future taxable years; and

                  (b) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Shares.

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Western Properties Trust, November 12, 1999 - Page 3

         We shall not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1999 and subsequent taxable years shall satisfy the requirements for qualification and taxation as a REIT.

         The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law shall not change in a way that shall prevent the Company from qualifying as a REIT.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to O'Melveny & Myers LLP under the caption "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and their respective counsel, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                Respectfully submitted,

                                /s/ O'MELVENY & MYERS LLP